Exhibit 23.2

中正達會計師事務所
Centurion ZD CPA &Co.
Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated May 15, 2019 relating to the consolidated financial statements of Lianluo Smart Limited in the Registration Statement (Form F-1) and the related Prospectus of Lianluo Smart Limited dated March 24, 2020.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
(successor to Centurion ZD CPA Limited)
Hong Kong, China
March 24, 2020